Exhibit 4.1

[Face of Note]

CUSIP/CINS

11.125% Senior Notes due 2018

No.	$

SSI Investments II Limited and SSI Co-Issuer LLC

promises to pay to              or registered assigns,

the principal sum of                                          DOLLARS on June 1, 2018.

Interest Payment Dates: June 1 and December 1

Record Dates: May 15 and November 15

Dated:             , 20[    ]

SSI Investments II Limited

By:
Name:
Title:

SSI Co-Issuer LLC

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

Wilmington Trust FSB,

  as Trustee

By:
Authorized Signatory

[Back of Note]

11.125% Senior Notes due 2018

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. SSI Investments II Limited, an Irish private limited company (“Issuer”) and SSI Co-Issuer LLC (“Co-Issuer” and, together with Issuer, “Issuers”), a Delaware limited liability company, promises to pay or cause to be paid interest on the principal amount of this Note at 11.125% per annum from             ,          until maturity and shall pay the Special Interest, if any, payable pursuant to the Registration Rights Agreement referred to below. The Issuers will pay interest and Special Interest, if any, semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be             ,         . The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest) and Special Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the May 15 or November 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest and Special Interest, if any, at the office or agency of the Paying Agent and Registrar, or, at the option of the Issuers, payment of interest and Special Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest and Special Interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that Special Interest may be paid through the issuance of additional Notes having an accreted value at the time of issuance equal to the amount of Special Interest so paid.

(3) PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust FSB, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Issuers or any of its Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE. The Issuers issued the Notes under an Indenture dated as of May 26, 2010 (the “Indenture”) among the Issuers, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to June 1, 2013, the Issuers may, at their option, on one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 111.125% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date) with the net cash proceeds of an Equity Offering by the Issuers; provided that at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption

(b) At any time prior to June 1, 2014, the Issuers may, at their option, on one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Notes or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(c) Except pursuant to the preceding two paragraphs, the Notes will not be redeemable at the Issuers’ option prior to June 1, 2014.

(d) On or after June 1, 2014, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date:

Year	Percentage
2014	105.563%
2015	102.781%
20016 and thereafter	100.000%

Unless the Issuers defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) SPECIAL MANDATORY REDEMPTION.

(a) The Notes are subject to special mandatory redemption as provided in Section 3.08 of the Indenture. Upon the completion of the Acquisition, the foregoing provisions regarding the special mandatory redemption will cease to apply.

(b) Except as described above, the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 of the Indenture, the Issuers will make an offer (the “Change of Control Offer”) to repurchase all Notes (in amounts equal to $100,000 or an integral multiple of $1,000 in excess thereof) at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”).

(b) If the Issuers or a Restricted Subsidiary of the Issuers consummates certain Asset Sales, within ten days of each date on which the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers will make an Asset Sale Offer to all Holders of Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes, to all holders of other Indebtedness that is pari passu with the Notes to purchase, prepay or redeem the maximum principal amount of Notes in accordance with Section 4.10 and Section 3.09 of the Indenture.

(8) NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture pursuant to Article 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of $100,000 or whole multiples of $1,000 in excess thereof, except that if all of the Notes held by a Holder are to be redeemed or purchased, the entire outstanding amounts of Notes held by such Holder shall be redeemed or purchased.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes. Only registered Holders have rights under the Indenture.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to comply with Section 5.01 of the Indenture, to provide for the assumption of the Issuers’ or a Guarantor’s obligations to Holders of the Notes by a successor to the Issuers or such Guarantor pursuant to Article 5 or Article 10 of the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder, to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee in accordance with the terms herein; to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable; to add a Guarantor under the Indenture; to conform the text of the Indenture or the Notes to any provision of the “Description of Notes” section of the Issuers’ Offering Memorandum dated May 21, 2010, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture or the Notes, to make any amendment relating to the transfer and legending of Notes as permitted hereunder, including, without limitation, to facilitate the issuance and administration of the Notes, provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer the Notes; to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date thereof or to allow any Guarantor to execute a supplemental indenture to the Indenture.

(12) DEFAULTS AND REMEDIES. Events of Default include: (i) default in the payment when due and payable, upon redemption, acceleration or otherwise, of the principal of, or premium on, if any, the Notes; (ii) default for 30 days or more in the payment when due and payable of interest and Special Interest, if any, on the Notes; (iii) failure by the Issuer or any of its Restricted Subsidiaries for 30 days after receipt of written notice given by the Trustee or the Holders of at least 25% in principal amount of the Notes to comply with the provisions of Sections 4.10, 4.14, or 5.01 hereof; (iv) failure by the Issuer or any of its Restricted Subsidiaries for 60 days after receipt of written notice given by the Trustee or the Holders of at least 25% in principal amount of the Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (3) of Section 6.01(a) of the Indenture) under the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuers or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if both (A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay any principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding; (vi) failure by either of the Issuers or any Significant Subsidiary, or any group of Restricted Subsidiaries (excluding the Co-Issuer) that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; (vii) failure by either of the Issuers to comply with any material term of the Escrow Agreement that is not cured within 10 days of receipt by either of the Issuers of notice of such non-compliance under the Escrow Agreement from the holders of not less than 25% in principal amount of the Notes, to the extent that such non-compliance would reasonably be expected to adversely impact the Holders of the Notes; (viii) the Escrow Agreement or any Lien purported to be granted thereby on the Escrow Account or the cash or Escrow Investments therein is held in any judicial proceeding to be unenforceable or invalid, other than pursuant to a release that is delivered or becomes effective as set forth in the Escrow Agreement or Indenture, and such Default is not cured within 10 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes; (ix) certain events of bankruptcy or insolvency with respect to either of the Issuers or any Significant Subsidiary, or any group of Restricted Subsidiaries (excluding the Co-Issuer) that, taken together (as of the latest audited consolidated financial statements for the Issuers), would constitute a Significant Subsidiary; (x) the Guarantee of any Significant Subsidiary, or any group of Restricted Subsidiaries (excluding the Co-Issuer) that, taken together (as of the latest audited consolidated financial statements for the Issuers), would constitute a Significant Subsidiary, shall for any reason cease to be in full force and effect or any responsible officer of any Guarantor that is a Significant Subsidiary, or any group of Restricted Subsidiaries (excluding the Co-Issuer) that, taken together (as of the latest audited consolidated financial statements for the Issuers), would constitute a Significant Subsidiary, as the case may be, denies that it has any further liability under its or their Guarantee(s) or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with Section 10.05 of the Indenture. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuers, any Restricted Subsidiary of the Issuers that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuers (excluding the Co-Issuer) that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture.

(13) TRUSTEE DEALINGS WITH ISSUERS. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or its Affiliates, and may otherwise deal with the Issuers or its Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuers or any of the Guarantors or any of their direct or indirect parent companies, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement [or, in the case of Additional Notes, Holders thereof will have the rights set forth in one or more registration rights agreements, if any, [between/among] the Issuers [, the Guarantors] and the other parties thereto, relating to rights given by the Issuers [and the Guarantors] to the purchasers of any Additional Notes ([collectively,] the “Registration Rights Agreement”)].

(18) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THE INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

SSI Investments II Limited and SSI Co-Issuer LLC

c/o Berkshire Partners LLC

200 Clarendon Street, 35th Floor

Boston, Massachusetts 02116

Attention: Sharlyn C. Heslam, Esq. and Michael C. Ascione

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or Section 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.